Exhibit 99.1

April 4, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T closes National Penn acquisition

Systems conversion expected this summer

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced it has completed its acquisition of National Penn Bancshares, Inc., (NASDAQ: NPBC) effective April 1, 2016. The core banking systems conversion, along with signage and account changes for clients, is expected early in the third quarter of 2016.

“We are pleased to complete this strategic transaction and excited to welcome our new shareholders, clients and associates to BB&T,” said Chairman and Chief Executive Officer Kelly S. King. “As we move toward systems conversion, our clients will continue to receive the same level of outstanding client service from the same bankers they know so well.”

The acquisition, which was announced in August 2015, includes 126 banking offices in Pennsylvania, New Jersey and Maryland, giving BB&T 2,265 financial centers throughout its footprint. With $9.6 billion in assets and $6.7 billion in deposits as of Dec. 31, 2015, the acquisition of National Penn will significantly expand BB&T’s footprint in the Mid-Atlantic region and improve its deposit market share to No. 4 in Pennsylvania.

BB&T received the required regulatory approvals for the acquisition in late 2015. Along with the recent Swett and Crawford acquisition this uses the remainder of BB&T’s buyback capacity approved by the Federal Reserve as part of BB&T’s 2015 capital plan submission.

BB&T Corporation also previously announced plans to establish a fourth community banking region in northern Pennsylvania, headquartered in Allentown, and will name David B. Kennedy, National Penn’s chief banking officer, as the president of the region. National Penn President and Chief Executive Officer Scott V. Fainor will be named group executive, with responsibility for overseeing multiple community banking regions with deposits of nearly $40 billion in Pennsylvania and contiguous states.

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About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $209.9 billion in assets and market capitalization of $29.5 billion, as of Dec. 31, 2015. Based in Winston-Salem, N.C., the company operates 2,265 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com/about.

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This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.